Exhibit 99.1

Emerald Reports Fiscal 2019 Financial Results

SAN JUAN CAPISTRANO, Calif. – February 13, 2020 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences and marketing solutions, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Highlights

•	Company continues to execute on its strategic initiatives to improve performance
•	Revenues decreased 5.2% to $360.9 million for full year 2019, compared to $380.7 million for full year 2018
•

Cancellation of Surf Expo and ISS Orlando shows due to Hurricane Dorian reduced anticipated 2019 revenues by $7.1 million; financial impact, net of costs saved, offset by $6.1 million in event cancellation insurance proceeds recognized as Other income

•

Organic revenues, a non-GAAP measure, decreased 3.0% to $357.8 million for full year 2019, compared to $369.0 million for full year 2018 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)

•	Net loss of $50.0 million for full year 2019, compared to net loss of $25.1 million for full year 2018
•	2019 and 2018 net loss included non-cash charges of $86.1 million and $104.3 million, respectively, related to impairment of goodwill and certain intangible assets
•

Adjusted EBITDA, a non-GAAP measure, decreased 21.5% to $127.8 million for full year 2019, compared to $162.9 million for full year 2018 (Refer to Schedule 2 for a reconciliation to net loss, the most directly comparable GAAP measure)

•

Adjusted Net Income, a non-GAAP measure, decreased 32.8% to $67.3 million for full year 2019, compared to $100.2 million for full year 2018 (Refer to Schedule 3 for a reconciliation to net loss, the most directly comparable GAAP measure)

•	Net cash provided by operating activities of $67.8 million for full year 2019 decreased by 34.7%, compared to net cash provided by operating activities of $103.9 million for full year 2018
•

Free Cash Flow, a non-GAAP measure, decreased 36.4% to $63.9 million for full year 2019, compared to $100.4 million for full year 2018 (Refer to Schedule 4 for a reconciliation to net cash provided by operating activities, the most directly comparable GAAP measure)

Fourth Quarter and Full Year 2019 Financial Performance

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change	% Change	2019	2018	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$44.9	$57.0	$(12.1)	(21.2%)	$360.9	$380.7	$(19.8)	(5.2%)
Net loss	$(68.2)	$(90.0)	$21.8	24.2%	$(50.0)	$(25.1)	$(24.9)	(99.2%)
Net cash provided by operating activities	$16.2	$35.4	$(19.2)	(54.2%)	$67.8	$103.9	$(36.1)	(34.7%)
Diluted loss per share	$(0.96)	$(1.24)	$0.28	22.6%	$(0.70)	$(0.34)	$(0.36)	(105.9%)

Non-GAAP measures:
Adjusted EBITDA	$(1.5)	$4.7	$(6.2)	NM	$127.8	$162.9	$(35.1)	(21.5%)
Adjusted Net (Loss) Income	$(6.9)	$(2.6)	$(4.3)	NM	$67.3	$100.2	$(32.9)	(32.8%)
Adjusted Diluted EPS	$(0.10)	$(0.04)	$(0.06)	NM	$0.93	$1.33	$(0.40)	(30.1%)
Free Cash Flow	$14.1	$35.1	$(21.0)	(59.8%)	$63.9	$100.4	$(36.5)	(36.4%)

Brian Field, Emerald’s Interim President and Chief Executive Officer said, “The strategic plan we articulated during our last earnings call is well underway and our organic growth initiatives are taking root.  As discussed previously, in 2020 we plan to implement these initiatives with a goal of returning to organic revenue and Adjusted EBITDA growth in 2021. Our team is energized to deliver outstanding experiences and value to our customers, while also driving improved future financial performance. I have not seen anything in my first eight months at Emerald that has changed my view regarding our ability to solve Emerald’s existing operational challenges.”

Emerald’s incoming Chief Financial Officer, David Doft added, “Since arriving at Emerald last month, I have confirmed what made me so excited about joining the Company in the first place – Emerald is a compelling business with a combination of strong brands, a motivated leadership team, and unique positioning within a growing segment of the marketing industry. I am looking forward to helping drive our team’s execution as we continue to aggressively implement our strategic initiatives designed to return our portfolio to growth.  As I quickly get up to speed on the Company’s finances and operations, I expect to provide full year guidance on our first quarter earnings call when our expenses and investment spending come into better view.”

Financial & Operational Results, Quarter Ended December 31, 2019

For the fourth quarter of 2019, Emerald reported revenues of $44.9 million compared to revenues of $57.0 million for the fourth quarter of 2018, a decrease of $12.1 million, or 21.2%. The decrease partly reflected a net $6.0 million reduction from several show scheduling differences in the fourth quarter of 2019, most notably the International Fastener Expo and Digital Dealer Fall, both of which staged in the fourth quarter of 2018 versus the third quarter of 2019. Further, a decrease from discontinued events of $6.2 million was primarily related to the decision to cancel the 2019 Outdoor Retailer Winter Market (“ORWM”), which staged in the fourth quarter of 2018, and combine it with the January 2020 Outdoor Retailer Snow Show (“OR Snow Show”), resulting in a decline of $5.5 million compared to the fourth quarter of 2018.  The G3 Communications (“G3”) acquisition, which closed on November 1, 2019, contributed $1.2 million of revenue in the fourth quarter of 2019. Organic revenues for the fourth quarter of 2019 declined $1.1 million, or 2.5%, as compared to the prior year quarter.

The Company incurred a net loss of $68.2 million for the fourth quarter of 2019 compared to a net loss of $90.0 million for the fourth quarter of 2018.  In the fourth quarter of 2019, in connection with the re-evaluation of its operating segments and reporting units due to changes in management’s internal financial reporting, the Company performed its annual goodwill impairment assessment and recorded a $59.8 million non-cash charge related to the impairment of goodwill.  In the fourth quarter of 2018, in connection with the Company’s annual testing of intangibles for impairment, the Company recorded a $104.3 million non-cash charge related to certain trade names and customer-relationship intangible assets.

For the fourth quarter of 2019, Adjusted EBITDA was a negative $1.5 million, compared to positive $4.7 million for the fourth quarter of 2018, adjusted for show scheduling differences. The decrease in Adjusted EBITDA of $6.2 million was mainly driven by the combined effect of lower organic revenues, the discontinuance of ORWM, incremental investments in the events that took place in the quarter, and increased marketing costs incurred for 2020 events.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Financial & Operational Results, Full Year Ended December 31, 2019

For fiscal 2019, Emerald reported revenues of $360.9 million compared to revenues of $380.7 million for fiscal 2018, a decrease of $19.8 million, or 5.2%. Lower revenues reflected a decrease from discontinued events of $11.7 million, which was primarily related to the decision to cancel the 2019 ORWM, and combine it with the January 2020 OR Snow Show, as well as the decision not to stage Interbike in 2019.  In addition, revenues were further reduced by $7.1 million, as a result of the cancellation of Surf Expo and ISS Orlando due to Hurricane Dorian.  The Company recorded the associated $6.1 million insurance settlement, under Emerald’s event cancellation insurance policy, as Other income during the year.  These declines were partially offset by incremental revenues of $10.2 million from the Company’s 2018 and 2019 acquisitions.  Organic revenues for fiscal 2019 declined $11.2 million, or 3.0%, as compared to the prior year.

The Company incurred a net loss of $50.0 million for fiscal 2019 compared to a net loss of $25.1 million for fiscal 2018.  During fiscal 2019, in connection with the re-evaluation of its operating segments and reporting units due to changes in management’s internal financial reporting, the Company performed its annual goodwill impairment assessment and recorded a $59.8 million non-cash charge related to the impairment of goodwill.  In addition, as a result of a triggering event caused by reduced performance expectations in the current year, the company recorded a $26.3 million non-cash charge related to the impairment of certain trade names, customer relationship intangible assets and goodwill.  In 2018, in connection with the Company’s annual testing of intangibles for impairment, the Company recorded a $104.3 million non-cash charge related to certain trade names and customer relationship intangible assets.

For fiscal 2019, Adjusted EBITDA was $127.8 million, compared to $162.9 million for fiscal 2018. The decrease in Adjusted EBITDA of $35.1 million, was mainly driven by the combined effect of lower organic revenues, the discontinuance of ORWM and Interbike, new senior management costs and incremental investments in 2019 and future events.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues

(discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities decreased by $19.2 million to $16.2 million in the fourth quarter of 2019, compared to $35.4 million in the fourth quarter of 2018, largely reflecting the Company’s operating performance in the quarter, changes in show timing and the decision to cancel ORWM.

Capital expenditures were $2.1 million for the fourth quarter of 2019, compared to $0.3 million for the fourth quarter of 2018.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $14.1 million in the fourth quarter of 2019, compared to $35.1 million in the fourth quarter of 2018.

Net cash provided by operating activities decreased by $36.1 million to $67.8 million in 2019, compared to $103.9 million in 2018, largely reflecting the Company’s operating performance in the year and a modest outflow of working capital.

Capital expenditures were $3.9 million for 2019, compared to $3.5 million for 2018.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $63.9 million in 2019, compared to $100.4 million in 2018.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Dividend

On February 7, 2020, the Board of Directors approved the payment of a cash dividend of $0.0750 per share for the quarter ending March 31, 2020 to holders of the Company’s common stock. The dividend is expected to be paid on or about March 6, 2020 to stockholders of record on February 21, 2020.

Share Repurchase Program

In the third quarter of 2019, the Company’s Board of Directors authorized and approved a new $30.0 million share repurchase program. Under the terms of the share repurchase program, the Company has the ability to repurchase shares through a variety of methods through July 31, 2020. The share repurchase program does not require the Company to acquire any specific number of shares and may be suspended or discontinued at any time without notice. The Company settled the repurchase of 404,966 and 853,557 shares of common stock for $3.9 million and $8.3 million during the quarter and year ended December 31, 2019, respectively, bringing the aggregate amount of common stock repurchased under both the previous $20.0 million 2018 share repurchase program and the new share repurchase program to 2,480,805 shares for aggregate consideration of $27.8 million. As of December 31, 2019, approximately $22.2 million remained available to repurchase shares pursuant to the new share repurchase program. During each of the quarter and year ended December 31, 2018 there were 1,627,248 shares repurchased for $19.4 million.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its fiscal 2019 results at 11:00 am ET on Thursday, February 13, 2020.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13698633. The replay will be available until 11:59 pm (Eastern Time) on February 20, 2020.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

The Company provides certain elements of its forward-looking 2020 outlook solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We define “organic revenue growth” and “organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) stock-based compensation, (ii) deferred revenue, (iii) goodwill and other intangible asset impairment charges, (iv) other items that management believes are not part of our core operations, (v) amortization of deferred financing fees and discount, (vi) amortization of acquired intangible assets and (vii) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our plans to fully implement organic growth initiatives in 2020, provide full year guidance on our first quarter earnings call, deliver outstanding experiences and value to our customers and drive improved future financial performance, and that Emerald operates within a growing segment of the marketing industry. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Expositions Events, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues	$44.9	$57.0	$360.9	$380.7
Other income	-	-	6.1	-
Cost of revenues	17.4	20.4	120.2	112.1
Selling, general and administrative expense	31.5	31.8	133.4	121.8
Depreciation and amortization expense	12.7	12.6	52.0	46.8
Goodwill impairment charges(1)	59.8	-	69.1	-
Intangible asset impairment charges(2)	-	104.3	17.0	104.3
Operating loss	(76.5)	(112.1)	(24.7)	(4.3)
Interest expense	7.0	8.0	30.3	29.1
Loss before income taxes	(83.5)	(120.1)	(55.0)	(33.4)
Benefit from income taxes	(15.3)	(30.1)	(5.0)	(8.3)
Net loss and comprehensive loss	$(68.2)	$(90.0)	$(50.0)	$(25.1)
Basic loss per share	$(0.96)	$(1.24)	$(0.70)	$(0.34)
Diluted loss per share	$(0.96)	$(1.24)	$(0.70)	$(0.34)
Basic weighted average common shares outstanding	71,349	72,868	71,719	72,887
Diluted weighted average common shares outstanding	71,349	72,868	71,719	72,887

Notes:

(1)

For the three months ended December 31, 2019, represents a non-cash charge of $59.8 million for goodwill in connection with the Company’s annual October 31, 2019 testing of goodwill for impairment.  For the year ended December 31, 2019, represents a non-cash of $9.3 million for goodwill in connection with the Company’s interim August 31, 2019 testing of goodwill for impairment and the non-cash charge of $59.8 million for goodwill in connection with the Company’s annual October 31, 2019 testing of goodwill for impairment.

(2)

For the year ended December 31, 2019, represents non-cash charges of $17.0 million for certain customer relationship intangible assets and certain trade names in connection with the Company’s interim August 31,2019 testing of intangibles for impairment. For the three months and year ended December 31, 2018, represents non-cash charges of $90.6 million and $13.7 million for certain trade names and customer relationship intangible assets, respectively, in connection with the Company’s annual October 31, 2018 testing of intangibles for impairment.

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$9.6	$20.5
Trade and other receivables, net of allowance for doubtful accounts of $1.1 million and $0.9 million, as of December 31, 2019 and 2018, respectively	60.1	62.7
Prepaid expenses	24.0	19.8
Total current assets	93.7	103.0
Noncurrent assets
Property and equipment, net	4.2	3.7
Intangible assets, net	373.8	435.3
Goodwill	980.3	1,036.5
Right-of-use assets	18.3	-
Other noncurrent assets	1.4	1.5
Total assets	$1,471.7	$1,580.0
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$22.2	$30.5
Deferred revenues	187.3	192.4
Revolving credit facility	10.0	40.0
Right-of-use liabilities, current portion	4.1	-
Term loan, current portion	5.7	5.7
Total current liabilities	229.3	268.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	519.7	524.2
Deferred tax liabilities, net	60.0	75.4
Right-of-use liabilities	15.7	-
Other noncurrent liabilities	6.8	3.5
Total liabilities	831.5	871.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,352 and 71,591 at December 31, 2019 and 2018, respectively	0.7	0.7
Additional paid-in capital	701.1	689.7
Retained (deficit) earnings	(61.6)	17.9
Total shareholders’ equity	640.2	708.3
Total liabilities and shareholders’ equity	$1,471.7	$1,580.0

Schedule 1

Emerald Expositions Events, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change
	2019	2018	$	%
	(dollars in millions)
Revenues	$44.9	$57.0	$(12.1)	(21.2%)
Add (deduct):
Acquisition revenues	(1.2)	-
Discontinued events	-	(6.2)
Scheduling adjustments	-	(6.0)
Organic revenues	$43.7	$44.8	$(1.1)	(2.5%)

	Year Ended December 31,		Change
	2019	2018	$	%
	(dollars in millions)
Revenues	$360.9	$380.7	$(19.8)	(5.2%)
Add (deduct):
Acquisition revenues	(10.2)	-
Other(1)	7.1	-
Discontinued events	-	(11.7)
Organic revenues	$357.8	$369.0	$(11.2)	(3.0%)

Notes:

(1)

For the year ended December 31, 2019, anticipated revenues were reduced by $7.1 million as a result of the cancellation of Surf Expo and ISS Orlando shows due to Hurricane Dorian.  The financial impact, net of costs saved, was offset by $6.1 million in event cancellation insurance proceeds recognized as Other income

Schedule 2

Emerald Expositions Events, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollars in millions) (unaudited)
Net loss	$(68.2)	$(90.0)	$(50.0)	$(25.1)
Add (deduct):
Interest expense	7.0	8.0	30.3	29.1
Benefit from income taxes	(15.3)	(30.1)	(5.0)	(8.3)
Goodwill impairment charges(1)	59.8	-	69.1	-
Intangible asset impairment charges(2)	-	104.3	17.0	104.3
Depreciation and amortization	12.7	12.6	52.0	46.8
Stock-based compensation	1.6	1.6	7.7	6.1
Deferred revenue adjustment	0.1	0.6	0.3	0.8
Other items(3)	0.8	1.5	6.4	9.2
Scheduling adjustments	-	(3.8)	-	-
Adjusted EBITDA	$(1.5)	$4.7	$127.8	$162.9

Notes:

(1)

For the three months ended December 31, 2019, represents a non-cash charge of $59.8 million for goodwill in connection with the Company’s annual October 31, 2019 testing of goodwill for impairment.  For the year ended December 31, 2019, represents a non-cash charge of $9.3 million for goodwill in connection with the Company’s interim August 31, 2019 testing of goodwill for impairment and a non-cash charge of $59.8 million for goodwill in connection with the Company’s annual October 31, 2019 testing of goodwill for impairment.

(2)

Intangible asset impairment charge for the year ended December 31, 2019 represents non-cash charges of $8.7 million and $8.3 million for certain customer relationship intangible assets and certain trade names, respectively, in connection with the Company’s interim August 31, 2019 testing of intangibles for impairment. Intangible asset impairment charges for the three months and year ended December 31, 2018 represent $90.6 million and $13.7 million for certain trade names and customer relationship intangible assets, respectively, in connection with the Company’s annual October 31, 2018 testing of intangibles for impairment.

(3)

Other items for the three months ended December 31, 2019 included: (i) $0.3 million in transaction costs in connection with certain acquisition transactions and (ii) $0.5 million in transition costs, including one-time severance and acquisition integration expenses. Other items for the three months ended December 31, 2018 included: (i) $1.3 million in transaction costs in connection with certain acquisition transactions and (ii) $0.2 million in transition costs, including one-time severance and acquisition integration expenses. Other items for the year ended December 31, 2019 included: (i) $1.4 million in contract termination costs, (ii) $1.2 million in transaction costs in connection with certain acquisition transactions, (iii) $0.2 million in non-recurring legal, accounting, consulting fees and other related activities and (iv) $3.6 million in transition costs, including one-time severance and acquisition integration expenses. Other items for the year ended December 31, 2018 included: (i) $3.6 million in transaction costs in connection with certain acquisition transactions (ii) $1.4 million in legal, accounting and consulting fees related to the secondary offering of our common stock by certain existing stockholders and other related activities and (iii) $4.2 million in transition costs, including one-time severance and acquisition integration expenses.

Schedule 3

Emerald Expositions Events, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED NET (LOSS) INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net loss	$(68.2)	$(90.0)	$(50.0)	$(25.1)
Add (deduct):
Stock-based compensation	1.6	1.6	7.7	6.1
Deferred revenue adjustment	0.1	0.6	0.3	0.8
Goodwill impairment charges(1)	59.8	-	69.1	-
Intangible asset impairment charges(2)	-	104.3	17.0	104.3
Other items(3)	0.8	1.5	6.4	9.2
Amortization of deferred financing fees and discount	0.3	0.4	1.4	1.7
Amortization of acquired intangible assets	12.1	12.0	49.6	44.6
Scheduling adjustments	-	(3.8)	-	-
Tax adjustments related to non-GAAP adjustments(4)	(13.4)	(29.2)	(34.2)	(41.4)
Adjusted Net (Loss) Income	$(6.9)	$(2.6)	$67.3	$100.2
Adjusted basic (loss) earnings per share	$(0.10)	$(0.04)	$0.94	$1.37
Adjusted diluted (loss) earnings per share	$(0.10)	$(0.04)	$0.93	$1.33
Basic weighted average common shares outstanding	71,349	72,868	71,719	72,887
Diluted weighted average common shares outstanding	71,349	72,868	72,555	75,353

Notes:

(1)	Represents non-cash goodwill impairment charges described in Note 1 to Schedule 2 above.
(2)	Represents non-cash intangible asset impairment charges described in Note 2 to Schedule 2 above.
(3)	Represents other items described in Note 3 to Schedule 2 above.
(4)

Reflects application of U.S. federal and state enterprise tax rate of 17.9% and 25.1% for the three months ended December 31, 2019 and 2018, respectively, and 22.5% and 24.9% for the year ended December 31, 2019 and 2018, respectively.

Schedule 4

Emerald Expositions Events, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$16.2	$35.4	$67.8	$103.9
Less:
Capital expenditures	2.1	0.3	3.9	3.5
Free Cash Flow	$14.1	$35.1	$63.9	$100.4

Schedule 5

Emerald Expositions Events, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollars in millions)
Revenues
Commerce	$6.0	$16.8	$184.7	$215.9
Design and Technology	30.7	31.1	139.9	127.8
All Other	8.2	9.1	36.3	37.0
Total revenues	$44.9	$57.0	$360.9	$380.7

Other Income
Commerce	—	—	$6.1	—
Design and Technology	—	—	—	—
All Other	—	—	—	—
Total other income	$—	$—	$6.1	$—

Adjusted EBITDA
Commerce	$(1.7)	$5.6	$104.2	$128.3
Design and Technology	12.3	10.4	55.7	56.0
All Other	1.8	2.9	9.2	12.5
Subtotal adjusted EBITDA	$12.4	$18.9	$169.1	$196.8

General corporate and other expenses	(13.9)	(10.4)	(41.3)	(33.9)
Interest expense	(7.0)	(8.0)	(30.3)	(29.1)
Goodwill impairment charges	(59.8)	-	(69.1)	-
Intangible asset impairment charge	-	(104.3)	(17.0)	(104.3)
Depreciation and amortization expense	(12.7)	(12.6)	(52.0)	(46.8)
Stock-based compensation expense	(1.6)	(1.6)	(7.7)	(6.1)
Deferred revenue adjustment	(0.1)	(0.6)	(0.3)	(0.8)
Other items	(0.8)	(1.5)	(6.4)	(9.2)
Loss before taxes	$(83.5)	$(120.1)	$(55.0)	$(33.4)